SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

Registration Statement
Under the Securities Act of 1933

American International Industries, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	88-0326480
(State or other jurisdiction of incorporation ororganization)	(I.R.S. Employer of incorporation or Identification Number)

601 Cien Street, Suite 235	Daniel Dror
Kemah, Texas 77565	601 Cien Street, Suite 235
281-334-9479	Kemah, Texas 77565
281-334-9479
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Employee and Consultant Compensation Plan
(Full Title of the Plans)

Copies to:
Thomas J. Craft, Jr., P.A. 301 Clematis Street, Suite 3000 West Palm Beach, FL 33401 Phone (561) 651-7336 Fax (561) 655-3202

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	20,000	$4.00	$80,000	$7.36

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the high and low prices of the Common Stock as reported on the OTC Bulletin Board on January 14, 2003.

PART I

Information Required in the Section 10 (a) Prospectus

Item 1. Plan Information.

This Registration Statement on Form S-8 provides for the issuance of a total of twenty thousand shares of common stock, par value $.001 per share of American International Industries, Inc. (the "Company"), issuable to the principals of CR Capital Services, Inc., our corporate securities compliance firm, as follows: eight thousand shares to Thomas J. Craft, Jr., Esq., eight thousand shares to Richard Rubin and four thousand shares to Ivo Heiden. Each of the foregoing individuals provide bona fide services to the Company.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company has provided a written statement to the above consultants advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of the Registration Statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed by American International Industries, Inc. with the Securities and Exchange Commission are incorporated in this Form S-8 by reference:

1. The Company's annual report for the fiscal year end December 31, 2001;

2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document referred to in (1) above; and

3. The description of the Company common stock which is contained in the registration statement or amendment to any registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement that indicate that all shares of common stock offered have been sold or that deregister all of the shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part of it from the date of filing of the documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interest of Named Experts and Counsel

Thomas J. Craft, Jr., Esq. has received 8,000 shares of Company common stock pursuant to a consulting agreement between the Company and CR Capital Services, Inc., the shares of which are being registered pursuant to this registration statement. Mr. Craft has recently been appointed as a director of the Company.

Item 6. Indemnification of Directors and Officers

Section 78.7502 of the Nevada General Corporation Law allows the Company to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any amounts if it is later determined that the person was not entitled to be indemnified by the Company.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit	Description
3(i) (*)	Certificate of Incorporation of the Company, and Amendments thereto.
3(ii) (*)	Amended and Restated By-laws of the Company
4.1 (*)	Common Stock Certificate, American International Industries, Inc.
5.1	Opinion regarding legality
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of R. E. Bassie & Co., P.C., independent public accountants

_____________________
(*) Filed previously on registration statement on Form 10-SB filed on December 30, 1998, SEC File No. 0-25223.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kemah, State of Texas, on the 15th day of January 2003.

AMERICAN INTERNATIONAL INDUSTRIES, INC.

By:__________________________
Daniel Dror, Chief Executive Officer

By:__________________________
John W. Stump, III, Chief Financial Officer

Exhibit 5.1

Thomas J. Craft, Jr., P.A.
301 Clematis Street, Suite 3000
West Palm Beach, FL 33401
Phone: (561) 651-7336 Fax: (561) 655-3202
January 15, 2002
U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549
Re:	American International Industries, Inc.
Commission File No. 0-25223
Registration Statement on Form S-8

Gentlemen:

I  have represented American International Industries, Inc., a Nevada corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 in connection with the registration of 20,000 shares of the Company's common stock, par value $.001 per share under the Securities Act of 1933, as amended. The shares are to be issued to the individual principals of CR Capital Services, Inc., for their corporate securities compliance services as follows: 8,000 shares to the undersigned, Thomas J. Craft, Jr., 8,000 shares to Richard Rubin and 4,000 shares to Ivo Heiden, in consideration for corporate securities compliance services to the Company.

In this connection, I have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the consulting agreements, the Company's Articles of Incorporation and Bylaws of the Company, and resolutions of the Board of Directors of the Company.

I have examined such records and documents and have made such examination of laws as I have considered necessary to form a basis for the opinion set forth herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof. I am of the opinion that the shares will be, when issued pursuant to the compensation plans, legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Thomas J. Craft, Jr., P.A.
Thomas J. Craft, Jr., P.A.

Exhibit 23.1

CONSENT OF COUNSEL (included in Exhibit 5.1)

Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

R. E. Bassie & Co.
Certified Public Accountants

6776 Southwest Freeway, Suite 580
Houston, Texas 77074-2115
Tel: (713) 266-0691 Fax: (713) 266-0692

American International Industries, Inc.
Kemah, TX

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2002, relating to the consolidated financial statements of American International Industries, Inc., appearing in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

/s/ R. E. Bassie & Co.

Houston, Texas

January 15, 2003